Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Purple Innovation, Inc.

Lehi, Utah

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-223030, 333-230522, 333-230521, 333-234186) and Form S-8 (Nos. 333-224220 and 333-231822) of Purple Innovation, Inc. of our report dated March 9, 2020, relating to the consolidated financial statements, which appears in this Form 10-K.

/s/ BDO USA, LLP

Salt Lake City, Utah

March 9, 2020